Exhibit 8.2

Troutman Pepper Locke LLP 1001 Haxall Point, 15th Floor Richmond, VA 23219 troutman.com

October 13, 2026

Eagle Financial Services, Inc.

2 East Main Street

PO Box 391

Berryville, VA 22611

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Eagle Financial Services, Inc., a Virginia corporation (the “Company”), in connection with the proposed merger of George Sub, Inc., a Virginia corporation (“Merger Sub”) with and into the Company, with the Company surviving (the “Merger”), followed immediately thereafter by EFSI merging with and into John Marshall Bancorp, Inc., a Virginia corporation (“JMSB”), with JMSB surviving corporation (the “Holding Company Merger”) (the Holding Company Merger and the Merger, collectively, the “Mergers”), pursuant to the terms and conditions of the Agreement and Plan of Reorganization, dated as of September 7, 2026 (the “Agreement”), by and between the Company, JMSB, and Merger Sub. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Company’s Registration Statement on Form S-4, including the proxy statement/prospectus forming a part thereof, initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, on October 13, 2026, as amended or supplemented (the “S-4”), we are rendering our opinion concerning certain United States federal income tax matters.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Agreement, the S-4, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by the Company and JMSB, including factual statements and representations set forth in the letters dated the date hereof from officers of the Company and JMSB (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the S-4 (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement), (ii) the statements concerning the transactions contemplated by the Agreement and the parties referred to in the Agreement, the S-4 and the Representation Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any statements made in the Agreement, the S-4 or the Representation Letters regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant) in each case as if made without such qualification, and (iv) the parties to the Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to in this paragraph.

Eagle Financial Services, Inc. October 13, 2026 Page 2

Additionally, our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the U.S. Department of the Treasury issued or proposed thereunder, published rulings and administrative guidance issued by the Internal Revenue Service, and judicial decisions, each as in effect on the date hereof. Each of the aforementioned authorities is subject to change or new interpretation, possibly with retroactive effect, and any such changes or interpretations could affect the opinion provided herein.

Based upon and subject to the foregoing, we hereby confirm to you that, subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the S-4, the discussion in the section of the Form S-4 entitled “Material U.S. Federal Income Tax Consequences of the First Merger and the Holding Company Merger”, constitutes our opinion under current law of the material United States federal income tax consequences of the Mergers in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the S-4 and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

The opinion expressed herein is limited as described above, and we do not express an opinion with respect to any effect of state or local income tax laws or any other U.S. federal or state law. This opinion is limited to the one or more U.S. federal income tax issues addressed herein; additional issues may exist that could affect the U.S. federal income tax treatment of the proposed transactions, and this opinion does not consider or provide a conclusion with respect to any additional issues. You should be aware that there is no assurance that the IRS would not challenge the conclusions set forth above regarding the effect of the matters discussed herein. Our opinion represents our best legal judgment as to the proper resolution by a court of the U.S. federal income tax issues discussed herein based on the facts and representations described above, but such opinion has no binding effect on the IRS or a court and therefore should not be considered a guarantee of the ultimate outcome of any controversy. Our opinion also assumes that a court considering the question would have all facts and legal issues properly presented to it.

Very truly yours,

/s/ Troutman Pepper Locke LLP